Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Reports Fourth Quarter and Full Year 2023 Results

Q4 Net Revenues up 88% to $26.3 million vs. Q4 2022

2023 Net Revenues up 49% to $80.8 million vs. 2022

Increases 2024 Revenue Guidance

ATLANTA, March 7, 2024 -- Alimera Sciences, Inc. (Nasdaq: ALIM) (Alimera), a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer, today announced financial results for the fourth quarter and full year 2023. Alimera will host a conference call today at 9:00 a.m. EDT to discuss these results.

“Our outstanding fourth quarter and full year 2023 net revenue of $26.3 million and $80.8 million, respectively, mark major achievements for Alimera and are a testament to the realized vision and strong execution of our entire team in only our second full quarter marketing both ILUVIEN and YUTIQ,” said Rick Eiswirth, Alimera’s President and Chief Executive Officer. “We are proud to have achieved positive Adjusted EBITDA during the fourth quarter of 2023, while maintaining a consistent net loss compared to the fourth quarter of 2022, despite facing greater interest and amortization expenses following the YUTIQ acquisition.

“The success of our expanded sales team in selling both ILUVIEN and YUTIQ in the U.S. is evident, and we are further encouraged by the strong demand we continue to see in our international markets, leading us to be incredibly excited about the opportunities for sustained sales growth of both YUTIQ and ILUVIEN. As a result, we are increasing our revenue guidance for 2024 and expect to deliver over $105 million in net revenue and a greater than 20% Adjusted EBITDA margin for the full year.  Additionally, we are advancing plans for potential indication expansion opportunities to broaden the number of patients that either of our long-acting steroid implants can help treat,” Mr. Eiswirth concluded.

Elliot Maltz, CFO, added, “As a result of our strong revenue growth in the second half of 2023 and early in 2024, we have triggered multiple revenue-based milestone payments embedded in our debt agreements with SLR earlier than expected. To preserve cash for working capital purposes as we continue to grow ILUVIEN and YUTIQ, we are pleased to report that SLR has agreed to increase our loan facility by $5 million.  Further, as a result of the full year adjusted EBITDA, we have met a major milestone to allow for an additional year of interest only payments on the loan facility.”

Key Fourth Quarter Financial Highlights:

•	Net revenue of $26.3 million up 88% vs. fourth quarter of 2022
•	Net loss of $3.8 million consistent with fourth quarter of 2022
•	Positive adjusted EBITDA of $5.0 million vs. adjusted EBITDA loss of $(1.2) million in fourth quarter of 2022
•	U.S. net revenue of $19.2 million up 104% vs. fourth quarter of 2022
•	International net revenue of $7.1 million up 54% vs. fourth quarter of 2022

Full Year 2023 Financial Highlights:

•	Net revenue of $80.8 million up 49% vs. 2022
•	Net loss of $20.1 million vs. $18.1 million in 2022
•	Positive adjusted EBITDA of $8.7 million vs. adjusted EBITDA loss of $(7.9) million in 2022
•	U.S. net revenue of $56.7 million up 66% vs. 2022
•	International net revenue of $24.0 million up 21% vs. 2022

Corporate Highlights:

•

Acquired U.S. commercial rights to YUTIQ (fluocinolone acetonide intravitreal insert) 0.18mg for the treatment of chronic non-infectious uveitis affecting the posterior segment of the eye, leveraging existing commercial infrastructure.

•

Completed recruitment in the landmark NEW DAY Study for ILUVIEN, which is a multicenter, masked, randomized, controlled trial designed to generate prospective data evaluating ILUVIEN as a baseline therapy in the treatment of DME and demonstrate its potential advantages over the current standard of care of repeat anti-VEGF (aflibercept) injections. If successful, the NEW DAY Study could support a change to the current paradigm of DME treatment, offering patients a first-line, baseline treatment option that can maintain vision longer with fewer injections than other therapies. The NEW DAY Study currently has enrolled approximately 300 treatment-naïve, or near naïve, DME patients in approximately 42 sites around the U.S.

•

Completed recruitment in the Synchronicity Study for YUTIQ, which is a prospective, open-label clinical study evaluating the safety and efficacy of YUTIQ for the treatment of macular edema associated with chronic, non-infectious uveitis affecting the posterior segment of the eye and related intraocular inflammation.

•	Strengthened management team with additions of Jason Werner, Todd Wood and Elliot Maltz.

•	Increased term loan agreement with its current lenders, investment affiliates managed by SLR Capital Partners, LLC, by $5 million.
•	Achieved Adjusted EBITDA-based milestone trigger, extending the interest-only period of the Company’s term loan agreement to May of 2026 so long as the Company maintains covenant compliance.

Alimera will host a conference call today at 9:00 a.m. ET to discuss these results.  Details for the call can be found below.

Fourth Quarter and Full Year 2023 Financial Results

Net Revenue for Q4 2023

Consolidated net revenue was up 88% to approximately $26.3 million for Q4 2023, compared to $14.0 million for Q4 2022 driven by the addition of YUTIQ in the U.S. segment and continuing growth of ILUVIEN sales in the quarter.

U.S. net revenue increased 104% to approximately $19.2 million for Q4 2023 compared to U.S. net revenue of $9.4 million for Q4 2022. U.S. end user demand for our fluocinolone implants in Q4 2023 was 2,065 units, up 4.4% compared to Q4 2022.

International net revenue increased 52% to approximately $7.1 million in Q4 2023, compared to approximately $4.6 million in Q4 2022. Growth was driven primarily by end user demand growth of 17% in our direct markets and stocking shipments to our international distributors that were more than double that of Q4 2022.  Total international segment end user demand overall was 1,464 units, down 6.5% compared to Q4 2022 due to limited inventory in our distributor markets of Spain and France during the quarter. We do not anticipate stocking issues in these markets moving forward in 2024 as our investments in ensuring available manufacturing capacity have led to significant shipments being made to both distributors late in Q4 2023.

Net Revenue for FY 2023

For 2023, consolidated net revenue increased 49% to approximately $80.8 million, compared to approximately $54.1 million in 2022. The 2023 increase was primarily attributable to (a) the acquisition of YUTIQ in the United States in May and (b) strong growth in our international segment.

For 2023, U.S. net revenue increased 66%, or approximately $22.5 million, to $56.7 million compared to $34.2 million in 2022. The increase was attributable to the acquisition of YUTIQ in May of 2023 and the continued growth of ILUVIEN.

For 2023, international net revenue increased 21% to approximately $24.0 million for 2023, compared to approximately $19.9 million in 2022. The increase in product revenue was primarily due to increasing growth in the international markets where we sell ILUVIEN directly and improving demand from our international distributor partners.

Operating Expenses

Total operating expenses were approximately $22.0 million for Q4 2023, compared to approximately $14.2 million for Q4 2022. Total operating expenses for 2023 were approximately $71.8 million compared to approximately $57.9 million in 2022. The increase in 2023 was primarily attributable to the increased operating costs associated with the addition of YUTIQ in the U.S. segment and depreciation and amortization associated with the assets acquired.

Net Loss

Net loss for Q4 2023 was $(3.8) million, compared to net loss of approximately $(3.8) million for Q4 2022. For 2023, net loss totaled approximately $(20.1) million compared to a net loss of approximately $(18.1) million in 2022.

Basic and diluted net loss per share for Q4 2023 was approximately $(0.07) compared to basic and diluted net loss per share of $(0.54) for Q4 2022.

Basic and diluted net loss per share for 2023 was $(0.79) compared to basic and diluted net loss per share for 2022 of $(2.59).

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure defined below, was approximately $5.0 million for Q4 2023, compared to negative adjusted EBITDA of approximately $(1.2) million for Q4 2022. For 2023, Adjusted EBITDA was approximately $8.7 million compared to an adjusted EBITDA loss of approximately $(7.9) million for 2022.

Cash and Cash Equivalents

As of December 31, 2023, Alimera had cash and cash equivalents of approximately $12.1 million, compared to $5.3 million as of December 31, 2022 and $8.3 million as of September 30, 2023.

Definition of Non-GAAP Financial Measure

For purposes of this press release, “Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, amortization, stock-based compensation expenses, net unrealized gains and losses from foreign currency exchange transactions, losses on extinguishment of debt, severance expenses and change in fair value of warrant asset. Please refer to the sections of this press release entitled “Non-GAAP Financial

Measure” and “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures –GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.”

ALIM Call Details - Fourth Quarter and Full Year 2023 Earnings and Business Update

Conference Call to Be Held March 7, 2024

A live conference call will be hosted today, at 9:00 a.m. EST by Rick Eiswirth, President and Chief Executive Officer, and Elliot Maltz, Chief Financial Officer, to discuss Alimera’s financial results and provide an update on corporate developments. Please refer to the information below for conference call dial-in information and webcast registration.

Conference date: Thursday, March 7, 2024, 9:00 a.m. EST

Conference dial-in: 844-839-2190

International dial-in: 412-717-9583

Conference Call Name: Alimera Sciences (Nasdaq: ALIM) Fourth Quarter and Full Year 2023 Earnings and Business Update

Conference Call Pre-registration: Participants are asked to pre-register for the call by navigating to: https://dpregister.com/sreg/10186495/fb9ad32c9b

Please note that registered participants will receive their dial-in number upon registration and will dial directly into the call without delay. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Alimera Sciences call.

The conference call will also be available through a live webcast which is also available via the company’s website.

Live Webcast URL: A replay will be available on Alimera’s website, www.alimerasciences.com, under “Investor Relations” one hour following the live call and will remain available until June 7, 2024.

Conference Call replay: US Toll Free: 1-877-344-7529

International Toll: 1-412-317-0088

Canada Toll Free: 855-669-9658

Replay Access Code: 3648198

End Date: March 21, 2024

Webcast Replay End Date: June 7, 2024

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Non-GAAP Financial Measure

This press release contains a discussion of a non-GAAP financial measure, as defined in Regulation G promulgated under the Securities Exchange Act of 1934, as amended. Alimera reports its financial results in compliance with GAAP but believes that the non-GAAP measure of Adjusted EBITDA provides useful information to investors regarding Alimera’s operating performance. Alimera uses Adjusted EBITDA in the management of its business. Accordingly, Adjusted EBITDA for the three and twelve months ended December 31, 2023 and 2022 has been presented in certain instances excluding items identified in the reconciliations provided in the table entitled “Reconciliation of GAAP Measures to Non-GAAP Adjusted Measures – GAAP Net Income or Loss to Non-GAAP Adjusted EBITDA.” GAAP net income or loss is the most directly comparable GAAP financial measure to Adjusted EBITDA.

Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies because not all companies may calculate Adjusted EBITDA in an identical manner. Therefore, Adjusted EBITDA is not necessarily an accurate measure of comparison between companies.

The presentation of Adjusted EBITDA is not intended to be considered in isolation or as a substitute for guidance prepared in accordance with GAAP. The principal limitation of this non-GAAP financial measure is that it excludes significant elements required by GAAP to be recorded in Alimera’s financial statements. In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgments by management in determining this non-GAAP financial measure.

Forward Looking Statements

This press release contains, and the conference call in which executives of Alimera will discuss this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s expectations with respect to its business strategy, future operations, future financial position, outlook and guidance, Alimera’s prospects, plans and objectives, and timing and outcome of its clinical trials. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements.

Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties (some of which are beyond Alimera’s control), including factors that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements.

These risks and uncertainties include, but are not limited to, factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of (i) Alimera’s most recently filed Annual Report on Form 10-K for the year ended December 31, 2022, and (ii) Alimera’s most recently filed Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2023, all of which are on file with the SEC and are available on the SEC’s website at http://www.sec.gov.

The expected financial results discussed in this press release are preliminary and unaudited and represent the most current information available to Alimera’s management, as financial closing procedures for the three months and full year ended December 31, 2023 are not yet complete. These estimates are not a comprehensive statement of Alimera’s financial results for the fourth quarter and the full year, and actual results may differ materially from these estimates as a result of the completion of quarter-end financial reporting process and the subsequent occurrence or identification of events prior to the formal issuance of the audited financial statements for the full year ended December 31, 2023.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely on the forward-looking statements Alimera makes or that are made on its behalf as predictions of future events. These forward-looking statements speak only as of the date of this press release. Alimera undertakes no obligation to publicly update or revise any of the forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Therefore, you should not rely on these forward-looking statements as representing Alimera’s views as of any date after today.

For investor inquiries:                                                  For media inquiries:

Scott Gordon                                                                  Jules Abraham

for Alimera Sciences                                                      for Alimera Sciences
scottg@coreir.com                                                         julesa@coreir.com

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ALIMERA SCIENCES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$ 12,058	$ 5,274
Restricted cash	32	30
Accounts receivable, net	34,545	19,612
Prepaid expenses and other current assets	3,909	2,892
Inventory	1,879	1,605
Total current assets	52,423	29,413
Property and equipment, net	2,466	2,525
Right of use assets, net	1,124	1,395
Intangible asset, net	97,355	8,957
Deferred tax asset	104	129
Warrant asset	52	183
Total assets	$ 153,524	$ 42,602
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$ 8,253	$ 10,088
Accrued expenses	6,193	3,998
Accrued licensor payments	7,275	-
Notes payable	-	25,313
Finance lease obligations	194	333
Total current liabilities	21,915	39,732
Notes payable	64,489	18,683
Accrued licensor payments	15,136	-
Other non-current liabilities	5,815	4,995
Total liabilities	107,355	63,410
Stockholders' equity (deficit):
Preferred stock:
Series A convertible preferred stock	-	19,227
Common stock	524	70
Common stock warrants	4,396	-
Additional paid-in capital	462,446	378,238
Accumulated deficit	(418,491)	(415,388)
Accumulated other comprehensive loss	(2,706)	(2,955)
Total stockholders' equity (deficit)	46,169	(20,808)
Total liabilities stockholders' equity (deficit)	$ 153,524	$ 42,602

ALIMERA SCIENCES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

 (In thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net revenue	$ 26,306	$ 14,029	$ 80,754	$ 54,129
Cost of goods sold, excluding depreciation and amortization	(3,626)	(2,125)	(10,837)	(7,977)
Gross profit	22,680	11,904	69,917	46,152
Operating expenses:
Research, development and medical affairs expenses	4,769	4,230	16,626	16,228
General and administrative expenses	6,379	3,491	18,530	13,028
Sales and marketing expenses	7,768	5,765	27,946	25,987
Depreciation and amortization	3,040	683	8,747	2,706
Total operating expenses	21,956	14,169	71,849	57,949
Income (loss) from operations	724	(2,265)	(1,932)	(11,797)
Interest expense and other, net	(4,754)	(1,634)	(10,185)	(5,881)
Unrealized foreign currency gain, net	274	170	116	249
Loss on extinguishment of debt	-	-	(1,079)	-
Change in fair value of common stock warrant	-	-	(6,836)	-
Change in fair value of warrant asset	(18)	(52)	(131)	(650)
Net loss before income taxes	(3,774)	(3,781)	(20,047)	(18,079)
Income tax (provision) benefit	(7)	1	(85)	(28)
Net loss	$ (3,781)	$ (3,780)	$ (20,132)	$ (18,107)
Preferred stock dividends	-	-	(1,259)	-
Net loss applicable to common shareholders	$ (3,781)	$ (3,780)	$ (21,391)	$ (18,107)
Net loss per share - basic and diluted	$ (0.07)	$ (0.54)	$ (0.79)	$ (2.59)
Weighted average shares outstanding - basic and diluted	54,422,965	7,000,279	25,561,885	6,996,850

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(In thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022

GAAP net loss	$ (3,781)	$ (3,780)	$ (20,132)	$ (18,107)
Adjustments to net loss:
Interest expense, net and other	4,754	1,634	10,185	5,881
Income tax provision (benefit)	7	(1)	85	28
Depreciation and amortization	3,040	683	8,747	2,706
Stock-based compensation expense	805	187	1,435	910
Unrealized foreign currency exchange gain, net	(274)	(13)	(116)	(92)
Loss on extinguishment of debt	-	-	1,079	-
Change in fair value of common stock warrants	-	-	6,836	-
Change in fair value of warrant asset	18	52	131	650
Severance expenses	461	-	461	147
Non-GAAP adjusted EBITDA	$ 5,030	$ (1,238)	$ 8,711	$ (7,877)